EXHIBIT 99.1

Alta Mesa Announces Second Quarter 2012 Financial Results and Operational Update

HOUSTON, Aug. 14, 2012 (GLOBE NEWSWIRE) -- Alta Mesa Holdings, LP announced its financial results for the second quarter of 2012 and provided highlights of its recent operations. A conference call to discuss these results is scheduled for today at 2:00 p.m., Central time.

Financial and operational highlights of note for the second quarter of 2012 include the following:

  Production totaled 9.6 Bcfe, or 106 MMcfe/d
  Year over year oil and liquids production, up 41% from Q2-2011
  Production mix moved to 38% oil and liquids, up from 24% in Q2-2011
  EBITDAX totaled $48 million

EBITDAX

EBITDAX (a non-GAAP financial measure, defined below) for the second quarter of 2012 was $48 million, compared to $52 million for the second quarter of 2011, which was within the previously provided guidance for Q2-2012 of $48 to $52 million. The difference in EBITDAX between the two periods was due primarily to improved realized commodity prices, offset by increased general and administrative costs, lease operating costs related to higher oil and liquids production and slightly lower total production. EBITDAX for the third quarter of 2012 is expected to range between $46 and $50 million.

Production

Production volumes for the second quarter of 2012 totaled 9.6 billion cubic feet of gas equivalent ("Bcfe"), or an average of 106 million cubic feet of natural gas equivalent per day ("MMcfe/d"), down compared to 10.5 Bcfe or 116 MMcfe/d for the second quarter of 2011. The decrease in production is, in part, a result of the change in our production mix to a greater proportion of higher margin oil and liquids production coming from the Eagle Ford Shale (up over 150% from Q2-2011), South Louisiana, Oklahoma and East Texas. The Company's total production mix has moved to 38% oil and liquids for the second quarter of 2012, which is up from 24% oil and liquids production for the second quarter of 2011. Alta Mesa expects the production mix to continue changing to a level that is over 40% oil and liquids by the end of 2012.

"Production Month" volume for the second quarter of 2012, which does not include prior period adjustments, was 100 MMcfe/d, which was within the previously provided production guidance for Q2-2012 of 100 to 104 MMcfe/d. Production for the third quarter of 2012 is expected to range between 98 and 102 MMcfe/d. (See note below related to "production month" and "accounting month" production).

Revenue & Hedging

Oil and gas revenues for the second quarter of 2012 totaled $83.9 million, up $3.0 million, or 4%, compared to oil and gas revenues of $80.9 million for the second quarter of 2011. The variance between the two periods for oil and gas revenues was due primarily to the progressive shift in the Company's production mix, which has moved to a greater percentage of oil and liquids. Alta Mesa actively manages a portfolio of financial swaps and options with the goal of minimizing its upside price constraints and maximizing its downside price protection. The results of this proactive hedging program are reflected in the net realized gains received in the second quarter of 2012, which were $11.7 million, compared to $2.7 million for the second quarter of 2011. At the end of the second quarter of 2012, Alta Mesa had approximately 89% of its proved developed producing reserves volumes hedged through 2016 at average floor prices of over $4.90 for natural gas and over $98.80 for oil.

Lease Operating Expense

Total lease operating expense, inclusive of production and ad valorem taxes and workover expenses, for the second quarter of 2012 was $25.7 million compared to $21.5 million for the second quarter of 2011. The increase in lease operating expense between the two periods was primarily due to higher field services, overhead, compression and saltwater disposal expenses related to new oil wells. Additionally, production taxes increased because of the change in the Company's production mix and ad valorem taxes were up due to an increase in asset values.

Depreciation, Depletion and Amortization Expense

Depreciation, depletion and amortization expense for the second quarter of 2012 was $25.1 million compared to $23.0 million for the second quarter of 2011. On a per Mcfe basis, depreciation, depletion and amortization expense for the second quarter was $2.61 per Mcfe compared to $2.18 per Mcfe for the second quarter of 2011.

General and Administrative Expenses

General and administrative expenses for the second quarter of 2012 were $12.4 million compared to $8.8 million for the second quarter of 2011. The increase in general and administrative expenses between the two periods was primarily the result of increased salary and benefits expense related to additional personnel. Additionally, expenses for legal fees and engineering services were up compared to prior periods.

Net Income

Net income for the second quarter of 2012 was $31.9 million, compared to $25.6 million for the second quarter of 2011. This increase in net income of $6.3 million was primarily due to higher oil revenues between the quarters. This is a result of the continued execution of Alta Mesa's production mix shift to a greater proportion of higher margin oil and liquids, offset in part by higher lease operating expense and general and administrative expenses.

Operational Highlights

South Louisiana:

The Weeks Island field, which is located in Iberia Parish, Louisiana, contains some of Alta Mesa's largest developed oil reserves. As the Company develops this historically prolific salt dome oil field, it continues to leverage the latest seismic, drilling and completion technology and techniques to fully develop and exploit previously overlooked reserves. Since mid-2011, Alta Mesa has continuously employed one drilling rig and one completion rig in this field. In early July a second drilling rig was deployed to the field and is expected to be utilized through the end of the year. Currently two oil wells are waiting to be placed on-line, with an additional eight wells scheduled to be drilled between now and the end of the year. Net production from this area has increased by 29% from an average daily production rate in the first quarter of 2012 of 1,700 barrels of oil equivalent ("BOE"), to an average daily production rate in the second quarter of 2012 of 2,200 BOE. Weeks Island oil sales contracts are based on the Louisiana Light Sweet crude market price index, which has been consistently higher than the West Texas Intermediate index in 2012. Alta Mesa operates all of the wells in this field in which it has a working interest. Additionally, in late June, Alta Mesa successfully recompleted the Thibodaux #3 well in the Ramos Field at an initial production rate of approximately 6.2 MMcfe/d. Currently, the well is producing at a rate of approximately 8.2 MMcfe/d.

Eagle Ford Shale:

Alta Mesa's Eagle Ford Shale assets are principally operated by Murphy Oil in the industry recognized oil and liquids-rich window of the play in Karnes County, Texas. Alta Mesa's reserves and daily production have grown significantly over the past year in this area where it has a 3,100 net acre position. Net production from this area has increased from an average daily production rate in the first quarter of 2012 of 1,600 BOE to an average daily production rate in the second quarter of 2012 of 2,000 BOE. The rate of growth between the first and second quarter was less than expected due to facility construction in the field which caused several wells to be temporarily shut-in. Currently, Alta Mesa has working interests in approximately 39 producing wells and overriding royalty interests in three additional wells. Initially, 120 wells were proposed to be drilled in this area; however, Alta Mesa expects that number will increase materially as Murphy and other operators in the area prove up the technical and economic viability of down-spacing to 80 acres or less. Additionally, conservative production of the wells is proving to lead to higher estimated ultimate recoveries from the wells. This course of action of keeping initial flow rates down and flowing pressures up, has resulted in only one of the 39 wells drilled needing to be placed on a pump. Murphy is currently operating three drilling rigs and completing four wells on our joint acreage.

East Texas Area:

In our Hilltop field, located in Leon and Robertson counties, Alta Mesa production from the Deep Bossier has dropped approximately 30 MMcfe/d in the past 12 months as we and our partners have deferred further investments for the Deep Bossier. Concurrently, we continue to successfully discover and efficiently exploit additional oil and liquids rich reserves and increase production from other formations such as the Buda, Woodbine, Eagle Ford and Austin Chalk. The Company participated in three horizontal Woodbine/Eagle Ford (Eaglebine) wells operated by EnCana. The three wells were drilled from the same pad and received 18 to 21 multi-stage fracture stimulations on each of the three laterals. Initial 30 day production from these wells ranged from approximately 160 to 225 BOE per day (96% oil). Alta Mesa has a 26% working interest in these wells. EnCana and several other operators continue to drill and define the Eaglebine play in and around our acreage. If development continues, Alta Mesa will have approximately 30% working interest in over 50 potential locations. Additionally, in the Hilltop area, the vertical Belin #4 well was drilled by Alta Mesa, targeting several productive zones including the Buda, Woodbine and Austin Chalk. The Company has a 100% working interest in this well which has been drilled to total depth and cored. The cores are undergoing a series of laboratory analyses to determine the best means of completion. Systematic work continues in our other East Texas fields located principally in San Jacinto, Montgomery, and Polk Counties.  Our field work in the second quarter primarily focused on recompletions and debottlenecking, to further exploit the multiple shallow oil and liquids rich gas opportunities in those fields in a cost effective manner. Our exploration and development efforts in these areas target multiple formations, including the Yegua, Wilcox, MidCox, Austin Chalk, Eagle Ford, Woodbine, and Edwards.

Oklahoma:

Alta Mesa's assets in Oklahoma are located in Kingfisher County in the Sooner Trend field at depths that range from less than 5,000 feet to 8,000 feet in multiple pay zones. Alta Mesa owns working interests in five large production units (approximately 65,000 gross acres) and is engaged in a low-risk and low-cost field wide program that has meaningful upside potential for future development from several zones, including the Mississippian Lime, Woodford Shale, Hunton, and other formations. Our efforts in 2012 to further define opportunities have focused on deepening and testing multiple existing wells and then evaluating these formations for additional exploitation potential. Since the beginning of the year, nine vertical wells have either been re-activated in, or deepened to, the Mississippian Lime formation. Three of these wells were recently fracture stimulated, and are in the process of cleaning up. Additionally, a drilling program of eight vertical infill wells is underway. The Company anticipates that this prudent testing and overall evaluation of these various formations will set up an expanded horizontal drilling program in 2013 with the goal of having a material impact on both production and reserves. The first horizontal Mississippian test well is scheduled to be spudded by the end of the year.

Conference Call Information

Alta Mesa invites you to listen to its conference call, which will discuss its financial and operational results, at 2:00 p.m., Central time, on Tuesday, August 14, 2012. If you wish to participate in this conference call, dial 877-317-6789 (toll free in US/Canada) or 412-317-6789 (for International calls), five to ten minutes before the scheduled start time and reference Conference ID # 10017145. A webcast of the call and any related materials will be available on Alta Mesa's website at www.altamesa.net. Additionally, a replay of the conference call will be available for one week following the live broadcast by dialing 877-344-7529 (toll free in US/Canada) or 412-317-0088 (International calls), and referencing Conference ID # 10017145.

Alta Mesa Holdings, LP is a privately held company engaged primarily in onshore oil and natural gas acquisition, exploitation, exploration and production whose focus is to maximize the profitability of our assets in a safe and environmentally sound manner. Alta Mesa seeks to maintain a portfolio of lower risk properties in plays with known resources where it identifies a large inventory of lower risk drilling, development, and enhanced recovery and exploitation opportunities.  Alta Mesa maximizes the profitability of its assets by focusing on sound engineering, enhanced geological techniques, including 3-D seismic analysis, and proven drilling, stimulation, completion, and production methods. Alta Mesa is headquartered in Houston, Texas.

Safe Harbor Statement and Disclaimer

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, regarding Alta Mesa's strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this press release, the words "could", "should", "will", "play", "believe", "anticipate", "intend", "estimate", "expect", "project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on Alta Mesa's current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. These forward-looking statements are based on management's current belief, based on currently available information, as to the outcome and timing of future events. Forward-looking statements may include statements about Alta Mesa's: business strategy; reserves; financial strategy, liquidity and capital required for our development program; realized oil and natural gas prices; timing and amount of future production of oil and natural gas; hedging strategy and results; future drilling plans; competition and government regulations; marketing of oil and natural gas; leasehold or business acquisitions; costs of developing our properties; general economic conditions; credit markets; liquidity and access to capital; uncertainty regarding our future operating results; and plans, objectives, expectations and intentions contained in this press release that are not historical. Alta Mesa cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond its control, incident to the exploration for and development and production of oil and natural gas. These risks include, but are not limited to, commodity price volatility, low prices for oil and/or natural gas, global economic conditions, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating oil and natural gas reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and other risks. Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reservoir engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas that are ultimately recovered. Should one or more of the risks or uncertainties described in this press release occur, or should underlying assumptions prove incorrect, Alta Mesa's actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that  Alta Mesa may issue. Except as otherwise required by applicable law,  Alta Mesa disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release.

Alta Mesa Holdings, LP and Subsidiaries
Consolidated Statements of Income
(unaudited – dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
REVENUES
Natural gas	$ 26,341	$ 38,731	$ 51,880	$ 74,112
Oil	53,054	39,292	102,784	71,489
Natural gas liquids	4,470	2,847	7,537	5,900
Other revenues	686	297	1,384	766
	84,551	81,167	163,585	152,267
Unrealized gain (loss) — oil and natural gas derivative contracts	24,306	14,377	17,911	(4,808)
TOTAL REVENUES	108,857	95,544	181,496	147,459
EXPENSES
Lease and plant operating expense	17,196	15,041	33,114	28,372
Production and ad valorem taxes	5,853	4,069	12,083	9,470
Workover expense	2,683	2,352	3,936	3,978
Exploration expense	2,034	5,690	4,063	8,421
Depreciation, depletion, and amortization expense	25,121	22,963	49,014	42,431
Impairment expense	2,710	4,929	4,462	10,755
Accretion expense	441	476	881	946
General and administrative expenses	12,414	8,843	20,383	14,593
TOTAL EXPENSES	68,452	64,363	127,936	118,966
INCOME FROM OPERATIONS	40,405	31,181	53,560	28,493
OTHER INCOME (EXPENSE)
Interest expense	(9,817)	(6,843)	(19,588)	(16,323)
Interest income	23	12	40	14
Litigation settlement	1,250	--	1,250	--
Gain on contract settlement	--	1,285	--	1,285
TOTAL OTHER INCOME (EXPENSE)	(8,544)	(5,546)	(18,298)	(15,024)
INCOME BEFORE STATE INCOME TAXES	31,861	25,635	35,262	13,469
(PROVISION FOR) STATE INCOME TAXES	--	(75)	--	(75)
NET INCOME	$ 31,861	$ 25,560	$ 35,262	$ 13,394

Alta Mesa Holdings, LP and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands)

	June 30, 2012	December 31, 2011
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$ 10,043	$ 2,630
Accounts receivable, net	31,343	40,807
Other receivables	3,974	2,806
Prepaid expenses and other current assets	8,578	5,394
Derivative financial instruments	41,289	28,582
TOTAL CURRENT ASSETS	95,227	80,219
PROPERTY AND EQUIPMENT
Oil and natural gas properties, successful efforts method, net	638,029	572,816
Other property and equipment, net	16,297	16,351
TOTAL PROPERTY AND EQUIPMENT, NET	654,326	589,167
OTHER ASSETS
Investment in Partnership — cost	9,000	9,000
Deferred financing costs, net	11,783	12,802
Derivative financial instruments	29,423	24,244
Advances to operators	2,939	3,625
Deposits and other assets	1,089	1,026
TOTAL OTHER ASSETS	54,234	50,697
TOTAL ASSETS	$ 803,787	$ 720,083
LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$ 88,676	$ 70,295
Current portion, asset retirement obligations	2,201	3,030
Derivative financial instruments	244	1,300
TOTAL CURRENT LIABILITIES	91,121	74,625
LONG-TERM LIABILITIES
Asset retirement obligations, net of current portion	43,941	43,066
Long-term debt	520,166	487,036
Notes payable to founder	21,514	20,911
Derivative financial instruments	--	57
Other long-term liabilities	2,111	4,716
TOTAL LONG-TERM LIABILITIES	587,732	555,786
TOTAL LIABILITIES	678,853	630,411
COMMITMENTS AND CONTINGENCIES
PARTNERS' CAPITAL	124,934	89,672
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$ 803,787	$ 720,083

Alta Mesa Holdings, LP and Subsidiaries
Consolidated Statement of Cash Flows
(unaudited - dollars in thousands)

	Six Months Ended June 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 35,262	$ 13,394
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, and amortization expense	49,014	42,431
Impairment expense	4,462	10,755
Accretion expense	881	946
Amortization of loan costs	1,137	1,694
Amortization of debt discount	130	130
Dry hole expense	1,222	5,267
Unrealized (gain) loss on derivatives	(18,999)	4,300
(Gain) on contract settlement	--	(1,285)
Interest converted into debt	603	600
Settlement of asset retirement obligation	(1,161)	(246)
Changes in assets and liabilities:
Accounts receivable	9,464	(3,428)
Other receivables	(1,168)	4,391
Prepaid expenses and other non-current assets	(2,561)	(6,344)
Accounts payable, accrued liabilities, and other long-term liabilities	10,203	(1,455)
NET CASH PROVIDED BY OPERATING ACTIVITIES	88,489	71,150
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures for property and equipment	(96,072)	(94,139)
Acquisitions	(17,886)	(61,235)
NET CASH USED IN INVESTING ACTIVITIES	(113,958)	(155,374)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	38,000	86,500
Repayments of long-term debt	(5,000)	--
Additions to deferred financing costs	(118)	(1,589)
NET CASH PROVIDED BY FINANCING ACTIVITIES	32,882	84,911
NET INCREASE IN CASH	7,413	687
CASH AND CASH EQUIVALENTS, beginning of period	2,630	4,836
CASH AND CASH EQUIVALENTS, end of period	$ 10,043	$ 5,523
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest	$ 19,070	$ 16,484
Cash paid during the period for taxes	$ 230	$ --
Change in asset retirement obligations	$ 235	$ 325
Asset retirement obligations assumed, purchased properties	$ 91	$ 2,504
Change in accruals or liabilities for capital expenditures	$ 5,573	$ (12,170)

Prices

Below is a table of average hedged and unhedged prices received by the Company.

Hedged - Average Realized Prices	Q2-2012	Q2-2011
Natural Gas (per Mcf)	$ 4.37	$ 4.85
Oil (per Bbl)	105.10	104.50
Natural Gas Liquids (per Bbl)	46.37	56.87
Combined realized (per Mcfe)	8.71	7.68

Unhedged – Average Prices	Q2-2012	Q2-2011
Natural Gas (per Mcf)	$ 2.53	$ 4.21
Oil (per Bbl)	103.88	110.97
Combined (per Mcfe)	7.49	7.42

GAAP to Non-GAAP Reconciliation

Adjusted EBITDAX is a non-GAAP financial measure and as used herein represents net income before interest expense, exploration expense, depletion, depreciation and amortization, impairment of oil and natural gas, accretion of asset retirement obligations, tax expense, unrealized gain/loss on oil and natural gas derivative contracts. Alta Mesa presents Adjusted EBITDAX because it believes Adjusted EBITDAX is an important supplemental measure of its performance that is frequently used by others in evaluating companies in its industry. Adjusted EBITDAX is not a measurement of Alta Mesa's financial performance under GAAP, and should not be considered as an alternative to net income, operating income or any other performance measure derived in accordance with GAAP or as an alternative to net cash provided by operating activities as a measure of Alta Mesa's profitability or liquidity. Adjusted EBITDAX has significant limitations, including that it does not reflect Alta Mesa's cash requirements for capital expenditures, contractual commitments, working capital or debt service. In addition, other companies may calculate Adjusted EBITDAX differently than Alta Mesa does, limiting its usefulness as a comparative measure.

The following table sets forth a reconciliation of net income as determined in accordance with GAAP to Adjusted EBITDAX for the periods indicated:

(unaudited – dollars in thousands)
	Three Months Ended June 30,
	2012	2011
Net Income	$ 31,861	$ 25,560
Adjustments to net income:
Provision for state income taxes	--	75
Interest expense	9,817	6,843
Unrealized (gain)/loss - oil & gas hedges	(24,306)	(14,377)
Exploration expense	2,034	5,690
Depreciation, depletion and amortization	25,121	22,963
Impairment expense	2,710	4,929
Accretion expense	441	476
Adjusted EBITDAX	$ 47,678	$ 52,159

*Production Volumes: Production Month versus Accounting Month

Alta Mesa provides quarterly "production month" volume guidance based on the anticipated forthcoming production and then reports the actual "production month" volumes in its quarterly earnings press release so that the market can note how Alta Mesa performed relative to its stated guidance. The volume amounts reported in the Company's quarterly reports on Form 10-Q filed with the Securities and Exchange Commission show the "accounting month" volumes which incorporate prior period adjustments. These amounts generally differ slightly from the "production month" volumes reported in the press release.

The "accounting month" production volumes for the second quarter of 2012 totaled 9.6 Bcfe, or an average of 106 MMcfe/d, and the "production month" production volumes for the second quarter of 2012 totaled 9.1 Bcfe, or an average of 100 MMcfe/d.

CONTACT: Lance L. Weaver (281) 943-5597 lweaver@altamesa.net